EXHIBIT 21
Subsidiaries of El Paso Natural Gas Company
1. EPNG Finance Company, L.L.C.
2. Copper Eagle Gas Storage, LLC
3. El Paso Pipeline Services Company
4. Cross Country Development, L.L.C.
5. EPNG Funding Company, L.L.C.
6. El Paso Mojave Pipeline Co.
7. EPNG Mojave, Inc.
8. Mojave Pipeline Company (General Partnership)
9. Mojave Pipeline Operating Company